UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT

(DATE OF EARLIEST EVENT REPORTED): December 21, 2012

Commission File Number	Registrant; State of Incorporation; Address; and Telephone Number	IRS Employer Identification Number

1-13739	UNS ENERGY CORPORATION	86-0786732
(An Arizona Corporation) 88 E. Broadway Boulevard Tucson, AZ 85701 (520) 571-4000

1-5924	TUCSON ELECTRIC POWER COMPANY	86-0062700
(An Arizona Corporation) 88 E. Broadway Boulevard Tucson, AZ 85701 (520) 571-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

2012 TEP Rate Case

As previously reported, TEP filed a rate request with the Arizona Corporation Commission (ACC) on July 2, 2012. The rate application is based on a test year ended December 31, 2011. TEP’s rate application requests that new rates become effective no later than August 1, 2013.

On December 21, 2012, ACC Staff and several other intervenors filed their direct testimony in TEP’s rate proceeding. The procedural schedule calls for parties to file rate design testimony on January 11, 2013. Formal settlement discussions can begin January 15, 2013. If a settlement is not reached, TEP’s rebuttal testimony is due February 4, 2013 and ACC Staff and intervenor surrebuttal testimony is due February 25, 2013. Hearings before the administrative law judge on either a settlement agreement or a litigated case are scheduled to begin on March 6, 2013.

While the positions of the parties may change through the course of the rate proceeding, the table and text below summarize TEP’s request and the direct testimony filed by ACC Staff and other intervenors.

	TEP	ACC Staff
Increase in non-fuel base rate over adjusted test year revenues	$127.8 million or 15.3%	Approximately $76 million to $84 million or 9.1% to 10.1%
ACC jurisdictional original cost rate base (OCRB)	$1.5 billion	$1.5 billion
Capital Structure Equity / Debt	Pro Forma 46% / 54%	Actual capital structure of 43.5% / 56.5%
Return on Equity	10.75%	9.40%
Weighted Average Cost of Capital / Rate of Return on OCRB	7.74%	7.00%
Fair value rate base (FVRB)	$2.3 billion	$2.3 billion
Return on FVRB	5.68%	4.63% - 4.86%

Testimony filed by the Residential Utility Consumer Office (RUCO) included adjustments that would result in an increase to TEP’s annual non-fuel base rate revenues of approximately $27 million. RUCO’s testimony also included: OCRB of approximately $1.2 billion; a capital structure of 43.5% equity and 56.5% debt; a return on equity of 10.00%; a weighted average cost of capital of 7.28%; FVRB of approximately $1.9 billion; and a return on FVRB of 5.11%. RUCO’s filing indicated that it is still conducting discovery and may modify certain revenue requirement adjustments when rate design testimony is due on January 11, 2013.

Testimony filed by Arizonans for Electric Choice and Competition (AECC) included adjustments that would result in an increase to TEP’s annual non-fuel base rate revenues of approximately $83 million. AECC’s testimony also included: OCRB of approximately $1.4 billion; a capital structure of 42.85% equity and 57.15% debt; a return on equity of 10.10%; a weighted average cost of capital of 7.21%; FVRB of approximately $2.2 billion; and a return on FVRB of 5.30%.

TEP’s rate application also included various mechanisms designed to recover costs between rate cases associated with lost kWh sales due to the ACC’s energy efficiency and distributed generation requirements, investments in energy efficiency programs and costs of compliance with environmental regulations. ACC Staff and certain other intervenors have taken various positions related to such cost recovery mechanisms. With respect to TEP’s proposed Lost Fixed Cost Recovery mechanism, ACC Staff and RUCO supported TEP’s proposal, with certain modifications.

ACC Staff and intervenors proposed various adjustments to TEP’s filing, some of which, if adopted in the final rate order, could cause TEP to write off certain costs. For example:

•

Some intervenors indicated that TEP’s costs associated with the transmission line to Nogales should be excluded from TEP’s retail revenue requirement. ACC Staff indicated that any recovery of those costs should begin with a request to the Federal Energy Regulatory Commission;

•

ACC Staff questioned whether sulfur credits received from the Springerville coal supplier should be accounted for through TEP’s purchased power and fuel adjustment clause rather than through operations and maintenance expense; and

•	ACC Staff and certain intervenors have raised questions about the appropriateness of recovering certain of the costs associated with the construction of TEP’s headquarters building.

All testimony filed in TEP’s rate proceeding can be accessed on the ACC’s website at http://edocket.azcc.gov/. The docket number is E-01933A-12-0291.

TEP cannot predict the outcome of this proceeding or whether any of the above-mentioned positions will be adopted by the ACC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 27, 2012	UNS ENERGY CORPORATION (Registrant) /s/ Kevin P. Larson
Senior Vice President and Chief Financial Officer

Date: December 27, 2012	TUCSON ELECTRIC POWER COMPANY (Registrant) /s/ Kevin P. Larson
Senior Vice President and Chief Financial Officer